EXECUTION
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank, as agent
c/o Morgan Stanley
One New York Plaza
New York, NY 10004
November 9, 2005

To: Maverick Tube Corporation
16401 Swingley Ridge Road, Ste 700
Chesterfield, Missouri 63017
Attention: Chief Financial Officer
Telephone No.:	(636) 733-1600
Facsimile No.:	(636) 733-5570
Re: Call Option Transaction
Reference:
     The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. International Limited (“MSIL”), represented by Morgan Stanley Bank (“MSB”), as its agent, and Maverick Tube Corporation, a Delaware corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated November 9, 2005 (the “Offering Memorandum”) relating to the USD 220,000,000 principal amount of Convertible Notes due November 15, 2025 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture to be dated on or about November 15, 2005 between Counterparty and The Bank of New York, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum and this Confirmation, the Confirmation shall govern.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between MSIL and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if MSIL and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, (ii) the identification of Morgan Stanley as a Credit Support Provider with respect to MSIL and (iii) the identification of the Guarantee of Morgan Stanley attached hereto as a Credit Support Document with respect to MSIL) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 9, 2005

Option Style:	modified American, as described in the “Exercise and Valuation” provisions set forth below

Option Type:	Call

Buyer:	Counterparty

Seller:	MSIL

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “MVK”)

Number of Options:	220,000

Option Entitlement:	As of any date, a number equal to the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 15.01(e) and 15.04(g) of the Indenture), for each Convertible Note.

Premium:	USD 77,033,642.00

Premium Payment Date:	November 15, 2005

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Periods:	Notwithstanding the Equity Definitions, in respect of Exercisable Options with a particular Conversion Date (each as defined below), the Exercise Period shall be the period commencing on and including the Conversion Date for such Exercisable Options to and including the Exchange Business Day immediately following such Conversion Date.

Exercisable Options:	In respect of any date on which one or more holders of Convertible Notes properly surrenders to Counterparty a Convertible Note for conversion (a “Conversion Date”), a number of Options equal to the lesser of (i) the remaining Number of Options as of the relevant Exercise Date and (ii) the number of Convertible Notes properly surrendered to Counterparty for conversion on the relevant Conversion Date.

Expiration Time:	At the close of trading of the regular trading session on the Exchange

Expiration Date:	For any Exercisable Option, the earlier of (i) the final day of the Exercise Period applicable to such Exercisable Options and (ii) the Final Expiration Date.

Final Expiration Date:	November 15, 2013

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Not Applicable

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify MSIL in writing on or prior to the last day of the relevant Exercise Period of (i) the number of Exercisable Options for such Exercise Period being exercised, (ii) the Conversion Date that triggered such Exercise Period and (iii) the scheduled settlement date for the Convertible Notes relating to such Exercisable Options.

Settlement Terms:

Settlement Method:	Net Share Settlement

Settlement Date:	In respect of a Conversion Date, the settlement date for the Shares to be delivered under the related Convertible Note(s) under the terms of the Indenture.

Net Share Settlement:	In respect of a Conversion Date, MSIL will deliver to Counterparty, on the related Settlement Date, a number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holders of the Convertible Note(s) relating to such Exercisable Options, provided, however, that such obligation shall be determined excluding any Shares that Counterparty is obligated to deliver to holders of the Convertible Note(s) as a result of any adjustments to the Conversion Rate pursuant to Sections 15.01(e) and 15.04(g) of the Indenture.

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to such Option.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Method of Adjustment:	Not applicable.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 9.2(a) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 15.06 of the Indenture.

Consequence of Merger Events:	Notwithstanding Section 9.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 15.01(e) of the Indenture.

Additional Termination Events:	If Counterparty’s obligations under the Indenture or the Convertible Notes are accelerated following the occurrence of any event of default under the terms of the Convertible Notes, as set forth in Section 7.01 of the Indenture, then such event shall constitute an Additional Termination Event applicable to this Transaction with respect to which (i) Counterparty shall be deemed to be the sole Affected Party and this Transaction shall be the sole Affected Transaction and (ii) MSIL shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

If any provision of the Indenture or the Convertible Notes is amended, modified, supplemented or waived such that there is a material effect, as determined by the Calculation Agent in its sole discretion, on this Transaction or MSIL’s ability to hedge all or a portion of this Transaction, then such event (an “Amendment Event”) shall constitute an Additional Termination Event applicable to this Transaction with respect to which (i) Counterparty shall be deemed to be the sole Affected Party and this Transaction shall be the sole Affected Transaction and (ii) MSIL shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, an election by Counterparty to increase the conversion rate pursuant to Section 15.04(g) of the Indenture shall not constitute an Amendment Event.

4. Calculation Agent:	MSIL
5. Account Details:
(a)	Account for payments to Counterparty:
Bank Name: JPMorgan Chase Bank
ABA No.: 021 000 021
Account Name: Maverick Tube Corporation
Account No.: 323-326641
Account for delivery of Shares to Counterparty:
To be advised.
(b)	Account for payments to MSIL:
Citibank, N.A.
ABA# 021-000-089
A/C Morgan Stanley Bank
A/C No. 30440939
For further credit to Customer Account 33AC0030

Account for delivery of Shares from MSIL:
To be advised.
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of MSIL for the Transaction is:
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
c/o Morgan Stanley
One New York Plaza
4th Floor
New York, NY 10004
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
Maverick Tube Corporation
16401 Swingley Ridge Road, Ste 700
Chesterfield, Missouri 63017
Attention: Chief Financial Officer
Telephone No.: (636) 733-1600
Facsimile: (636) 733-5570
(b)	Address for notices or communications to MSIL:
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
c/o Morgan Stanley
One New York Plaza
4th Floor
New York, NY 10004
Attn: Fred Gonfiantini
Telephone No: (212) 276-2427
Facsimile No: (212) 507-0724
With a copy to:
Legal Department
Morgan Stanley & Co. Incorporated
1585 Broadway
38th Floor
New York, NY 10036
Attn: Anthony Cicia
Telephone No: (212) 761-3452
Facsimile No: (212) 507-4338

8. Representations and Warranties of Counterparty
The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of the Trade Date between Counterparty and Morgan Stanley & Co. Incorporated (“MS&Co.”) are true and correct and are hereby deemed to be repeated to MSIL as if set forth herein. Counterparty hereby further represents and warrants to MSIL that:
(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty or its significant subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in the Offering Memorandum, as updated by any subsequent filings.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(e)	Each of Counterparty and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(f)	Counterparty is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act).

(g)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(h)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(i)	Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by MSIL to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from MSIL will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(j)	Counterparty understands no obligations of MSIL to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of MSIL or any governmental agency.

(k)	Counterparty is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
9. Other Provisions:
(a)	Opinions. Counterparty shall deliver to MSIL an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)	Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then, at the discretion of Counterparty, MSIL and Counterparty will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to MSIL and Counterparty) (such additional confirmation or amendment to this Confirmation to provide for the payment by Counterparty to MSIL of the additional premium related thereto).

(c)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the later of the Final Expiration Date and the final day of the last “Observation Period” (as defined in the Indenture) for Convertible Notes relating to any Exercisable Option, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange (a “Share De-listing”), then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions, treating the “Announcement Date” as the date of first public announcement that the Share De-listing, will occur and the “Merger Date” as the date of the Share De-listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to the other in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions. For the avoidance of doubt, in no event will a Share De-listing result in an obligation of Counterparty to make a payment to MSIL.

(e)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than any repurchase of Shares effected through MS&Co. during the 30 days immediately following the Trade Date), promptly give MSIL a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the “Share Ratio” (as defined herein) as determined on such day exceeds by 1% or more the Share Ratio specified in the immediately preceding Repurchase Notice (or, in the case of the first Repurchase Notice, the Share Ratio as of the Trade Date, adjusted to account for any repurchase of Shares effected through MS&Co. during the 30 days immediately following the Trade Date). The “Share Ratio” as of any day is equal to (x) the number of outstanding Options on such day multiplied by the Option Entitlement divided by (y) the number of outstanding Shares on such day. Counterparty agrees to indemnify and hold harmless MSIL and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to MSIL’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide MSIL with a Repurchase Notice on the day and in the manner specified in this Section 9(e), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified

Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (e) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (e) shall remain operative and in full force and effect regardless of the termination of this Transaction.
(f)	Regulation M. Counterparty was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(g)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(h)	Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees, contractual agreements binding upon Counterparty, on the Trade Date.

(i)	Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchase of Shares to be made pursuant hereto.

(j)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that if, as determined at MSIL’s sole discretion, its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8% of Counterparty’s outstanding Shares, MSIL may transfer or assign a number of Options sufficient to reduce such “beneficial ownership” to 7.5%, to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and MSIL, and MSIL shall promptly notify Counterparty of any such transfer or assignment. If (x) MSIL in its sole discretion determines that its “beneficial ownership” exceeds 9% of Counterparty’s outstanding Shares, (y) in its sole discretion, MSIL is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to MSIL that would reduce its “beneficial ownership” to 7.5% or less and (z) the number of outstanding Shares is less than 30,000,000 (adjusted by the Calculation Agent as appropriate for any Potential Adjustment Event or Merger Event), MSIL may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than 9%. In the event that MSIL so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing MSIL to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, MSIL may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform MSIL’s obligations in respect of this Transaction and any such designee may assume such obligations. MSIL shall be discharged of its obligations to Counterparty to the extent of any such performance.
(k)	Staggered Settlement. MSIL may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(a)	in such notice, MSIL will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates; and

(b)	the aggregate number of Shares that MSIL will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that MSIL would otherwise be required to deliver on such Nominal Settlement Date.
(l)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(m)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on November 15, 2005 or such later date as agreed upon by the parties (November 15, 2005 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of MSIL and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that if the failure to consummate the sale of the Convertible Notes results from a failure of any condition set forth in Section 5 of the Purchase Agreement, Counterparty shall reimburse MSIL for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by MSIL in its sole good faith discretion. MSIL shall notify Counterparty of such amount, including reasonable detail regarding its determination of such amount, and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. MSIL and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n)	Role of Agent. Each party agrees and acknowledges that:

(i) MSB is acting as agent for both parties but does not guarantee the performance of either party. Neither MSIL nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MSB, (ii) MSIL is not a member of the Securities Investor Protection Corporation, (iii) MSB, MSIL and Counterparty each hereby acknowledges that any transactions by MSIL or MSB in the Shares will be undertaken by MSIL as principal for its own account; and (iv) all of the actions to be taken by MSIL and MSB in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Options, shall be taken by MSIL or MSB independently and without any advance or subsequent consultation with Counterparty; and (v) MSB is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.
(o)	Additional Provisions.

(i) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “or (C) at MSIL’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Share De-listing.”

(p)	Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date as a result of an Event of Default with respect to which Counterparty is the Defaulting Party or a Termination Event with respect to which Counterparty is the sole Affected Party, MSIL shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to MSIL under any other agreement between MSIL and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, MSIL shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(q)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by MSIL to Counterparty (i) pursuant to Section 9.7 of the Equity Definitions or this Confirmation (except in the event of a Merger Event in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or

(viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in each case resulting from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty may, in its sole discretion, request that MSIL satisfy such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to MSIL, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the Share De-listing or the Early Termination Date, as applicable. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (1)(i), the Share Termination Alternative right hereunder.

Share Termination Alternative:	If applicable, MSIL shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions, this Confirmation or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to MSIL of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to MSIL at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If the Share Termination Alternative is applicable, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that the Share Termination Alternative is applicable to this Transaction.
(r)	Governing Law. New York law.

(s)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(t)	Right to Extend. MSIL may extend any Settlement Date or any other date of delivery by MSIL, with respect to some or all of the Exercisable Options hereunder, if MSIL determines, in its discretion, that such extension is reasonably necessary to enable MSIL to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if MSIL were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(u)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of MSIL, the Shares (the “Hedge Shares”) acquired by MSIL for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the U.S. public market by MSIL without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow MSIL to sell the Hedge Shares in a registered offering, make available to MSIL an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to MSIL, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to MSIL, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford MSIL a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if MSIL, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(u) shall apply at the election of Counterparty; (ii) in order to allow MSIL to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to MSIL, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to MSIL, due diligence rights (for MSIL or any designated buyer of the Hedge Shares from MSIL), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to MSIL (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction which are necessary, in its reasonable judgment, to compensate MSIL for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from MSIL at the “Relevant Price” (as defined herein) on the relevant Exchange Business Days, and in the amounts, requested by MSIL. “Relevant Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg

VWAP” on Bloomberg page MVK <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).
(v)	Notices. Counterparty hereby agrees to promptly deliver to MSIL a copy of all notices and other communications required or permitted to be given to the holders of the Convertible Notes pursuant to the terms of the Indenture on the dates so required or permitted in the Indenture.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,

Morgan Stanley & Co. International Limited

By:

Authorized Signatory
Name:

Morgan Stanley Bank, as agent

By:

Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

Maverick Tube Corporation

By:

Authorized Signatory
Name:

[FORM OF MORGAN STANLEY GUARANTEE]